Exhibit 99.1

Manitex International, Inc. Reports Second Quarter 2011 Results

Achieves 90% Increase in Second Quarter Revenue and EPS of $0.09

Year-to-date Backlog Grows 27% to $51 Million

Bridgeview, IL, August 10, 2011 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers, today announced second quarter 2011 revenues of $37.1 million representing a 90% year-over-year increase. Net income for the second quarter of 2011 was $1.0 million or $0.09 per share compared to $0.2 million or $0.02 per share for the second quarter of 2010.

Second Quarter 2011 Financial Highlights:

•

Net revenues for the quarter ended June 30, 2011 were $37.1 million, representing a 90% increase from $19.5 million in the second quarter of 2010 and a sequential increase of $5.3 million or 17% from the first quarter of 2011. Excluding the impact of new operations (3), revenues increased 39% from the prior year’s comparable period.

•	Net income for the second quarter of 2011 was $1.0 million or $0.09 per share (2) and ahead of expectations, compared to second quarter 2010 net income of $0.2 million or $0.02 per share.

•	Consolidated backlog at June 30, 2011 rose to $51 million representing an increase of 27% or $11 million from December 31, 2010.

•	EBITDA (1) for the second quarter of 2011 increased 76% to $3.0 million, or 8.2% of sales, compared to $1.7 million or 8.9% for the second quarter of 2010.

•

Gross profit of $7.5 million was an improvement of $2.9 million compared to $4.6 million in the second quarter of 2010. Gross margin of 20.2% of sales compared to 23.6% for the second quarter of 2010 and 20.4% for the first quarter of 2011.

Chairman and Chief Executive Officer, David Langevin, commented, “We continued to show progress as demonstrated throughout our second quarter results. New bookings across our business units resulted in healthy backlog growth, and strong year-over-year increases in sales, EBITDA, and earnings per share. Other equally important measures of our success in the quarter included the finalization of the CVS Ferrari acquisition, and the expansion and extension of our credit facility, which we believe will be key strategic drivers of our future growth. We’re excited about the progress we continue to make and we believe we are well-positioned for a strong second half. Nevertheless, we are very aware that in these uncertain economic times we must be very cognizant of controlling our costs and remain vigilant in this regard, as we have done in the past.”

Second quarter 2011 net revenues of $37.1 million, including approximately $8 million of sales from the Italian CVS Ferrari operations, increased $17.6 million or 90% over the second quarter of 2010. Excluding the impact of new operations, organic revenue growth was 39%. Revenue increases were obtained in both of our operating segments, with Lifting Equipment increasing 81% and Equipment Distribution increasing 254%. Within the lifting equipment segment, boom truck crane

— more —

sales increased approximately 80% and continue to reflect strong demand for larger tonnage product from the specialty energy and utility markets, in both the US and internationally. Material handling products benefited from another strong quarter from the CVS Ferrari container handling business and improved demand in the specialized trailer market which helped offset weaker demand in the higher margin military and specialized governmental products. The increase in equipment distribution revenues was driven by our used equipment sales program which we began in June 2010 and increased parts sales and service activity. On a sequential quarter basis, total revenues increased 17% largely due to increased sales from the crane operations.

Gross profit of $7.5 million was a $2.9 million increase above the second quarter of 2010 driven by increased sales volume. Gross profit margin for the quarter was 20.2% compared with 23.6% for the second quarter of 2010 with the reduction resulting from lower margin product mix in sales in the material handling and distribution businesses and increased material costs. Compared to the second quarter of 2010, in material handling, there was a decrease in shipments of higher margin military and governmental units while in distribution, the increase in revenues was principally from lower margin used equipment and service sales. Gross profit margin of 20.2% in the second quarter 2011 was consistent with the 20.4% achieved in the first quarter 2011, reflecting a similar mix in sales together with material prices that are higher than the comparable 2010 period but relatively stable on a sequential quarter basis.

Operating expenses for the second quarter 2011 were $5.2 million and included expenses of $0.9 million relating to expenditures at the CVS Ferrari operations and new operations started in 2010. This compared to $3.7 million in the second quarter of 2010. R&D expenses increased $0.1 million from new projects commenced in the year. SG&A expense excluding the cost of the new operations, increased $0.6 million, of which $0.3 million was related to increased selling expense and $0.3 million related to other increases including personnel costs from the reinstatement of salaries reduced during the 2008 / 09 downturn and a limited increase in headcount. SG&A expense for the second quarter 2011 was equivalent to 13.1% of sales compared to 16.9% and 15.4% for the second quarter of 2010 and the first quarter of 2011, respectively.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “Operational results, as reflected in EPS of $0.09 per share for the quarter, were driven by the strength of our boom truck crane operations which continue to benefit from demand in the energy and utility sectors in the US and internationally. Our other products benefited from the improved market conditions, although the economic recovery, particularly in the US, remains limited to certain sectors. Our non US sales continue to be a strong factor in overall performance with these being approximately 41% of our total year to date sales. In container handling, we received another solid performance from CVS Ferrari and with the completion of the asset acquisition on July 1st we believe we have improved opportunities for commercial success in this growing global business. Our gross profit margin in the quarter and this year has been pressured by both unfavorable sales mix, with lower military sales, and higher materials cost compared to the comparable 2010 period. However, we are working with the supply chain to mitigate or avoid these cost increases and have implemented selective price increases to offset some of this adverse impact.”

Mr. Rooke continued, “Working capital remains a key focus as our activity levels increase at different rates across the organization and we manage this year’s 66%, year over year growth. In relation to this, our key working capital measure, the ratio of operating working capital to annualized last quarter’s sales improved to 30.4% at June 30, 2011, compared to 41.4% at June 30, 2010. The management of our credit facilities is also a critical aspect of our operational activity and recently we were pleased to announce our four year renewal of these credit facilities with increased borrowing ability and reduced interest rates which ensures we have the required resources to support our growth plans.”

Outlook

Mr. Langevin concluded, “With our current backlog of approximately $51 million combined with normalized parts sales for the rest of the year, and assuming no dramatic changes in the overall economic environment and that we receive material and components on a timely basis, we would expect sales for 2011 to be approximately $140 million, equivalent to an increase of 46% from 2010.”

(1)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2)	Weighted average diluted shares outstanding for the second quarter of 2011 and 2010 were 11,601,180 and 11,392,759 respectively.
(3)	New operations started in 2010 refer to the operations of CVS Ferrari srl and North American Equipment Exchange (N.A.E.E.) the used equipment division within the Distribution segment.

Conference Call:

Management will today host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-8416 if calling within the United States or 1-480-629-9808 if calling internationally. A re-play will be available until August 17, 2011, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4461622 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago-based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products. In December 2009, we acquired Load King Trailers, a manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment. In July 2010, the Company’s subsidiary, CVS Ferrari srl entered into an agreement to rent certain assets of CVS SpA on an exclusive rental basis in its operations. CVS SpA located near Milan, designed and manufactured a range of reach stackers and associated lifting equipment for the global container handling market, sold through a broad dealer network.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share amounts)

	June 30, 2011	December 31, 2010
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$979	$662
Trade receivables (net of allowances of $140 and $163 at June 30, 2011 and December 31, 2010)	22,899	19,557
Other receivables 6,771	1,516	1,440
Inventory (net of allowances of $375 and $319 at June 30, 2011 and December 31, 2010)	38,003	30,694
Deferred tax asset	650	650
Prepaid expense and other	1,851	1,700

Total current assets	65,898	54,703
Total fixed assets (net)	10,128	10,659

Intangible assets (net)	19,552	20,403
Deferred tax asset	4,722	5,249
Goodwill	14,452	14,452
Other long-term assets	122	51

Total assets	$114,874	$105,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$4,568	$2,646
Current portion of capital lease obligations	603	564
Accounts payable	16,817	14,447
Accounts payable related parties	531	481
Accrued expenses	3,743	4,335
Other current liabilities	744	538

Total current liabilities	27,006	23,011
Long-term liabilities
Revolving term credit facilities	23,110	20,007
Deferred tax liability	5,473	5,473
Notes payable	7,058	6,119
Capital lease obligations	4,360	4,683
Deferred gain on sale of building	2,599	2,789
Other long-term liabilities	166	161

Total long-term liabilities	42,766	39,232

Total liabilities	69,772	62,243

Commitments and contingencies

Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding June 30, 2011 and December 31, 2010	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,409,533 and 11,394,621 at June 30, 2011 and December 31, 2010, respectively	46,989	46,920
Warrants	1,743	1,788
Paid in capital	57	6
Accumulated deficit	(4,677)	(6,148)
Accumulated other comprehensive income	990	708

Total shareholders’ equity	45,102	43,274

Total liabilities and shareholders’ equity	$114,874	$105,517

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$37,066	$19,502	$68,788	$41,472
Cost of Sales	29,588	14,895	54,851	31,653

Gross profit	7,478	4,607	13,937	9,819
Operating expenses
Research and development costs	358	282	681	559
Selling, general and administrative expenses	4,855	3,294	9,733	7,133
Restructuring expenses	24	82	30	135

Total operating expenses	5,237	3,658	10,444	7,827

Operating income	2,241	949	3,493	1,992
Other income (expense)
Interest expense	(655)	(617)	(1,271)	(1,229)
Foreign currency transaction gains (losses)	33	(29)	48	(139)
Other (loss) income	(8)	10	17	154

Total other expense	(630)	(636)	(1,206)	(1,214)

Income before income taxes	1,611	313	2,287	778
Income tax	582	100	816	258

Net income	$1,029	$213	$1,471	$520

Earnings Per Share
Basic	$0.09	$0.02	$0.13	$0.05
Diluted	$0.09	$0.02	$0.13	$0.05
Weighted average common share outstanding
Basic	11,409,533	11,371,956	11,406,177	11,344,541
Diluted	11,601,180	11,392,759	11,591,428	11,365,641

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except for share amounts)

	Six Months Ended June 30,
	2011	2010
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$1,471	$520
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	1,604	1,563
Changes in allowances for doubtful accounts	20	47
Changes in inventory reserves	80	(1)
Deferred income taxes	529	(8)
Stock based deferred compensation	87	68
Gain on disposal of fixed assets	(31)	(39)
Reserves for uncertain tax provisions	5	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2,973)	(4,148)
(Increase) decrease in inventory	(6,962)	593
(Increase) decrease in prepaid expenses	(61)	(139)
(Increase) decrease in other assets	(71)	17
Increase (decrease) in accounts payable	1,868	177
Increase (decrease) in accrued expense	(684)	745
Increase (decrease) in other current liabilities	201	161

Net cash used for operating activities	(4,917)	(444)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	135	216
Investments in intangibles other than goodwill	(148)	—
Purchase of property and equipment	(344)	(164)

Net cash (used) for provided by investing activities	(357)	52

Cash flows from financing activities:
Borrowing on revolving term credit facilities	2,965	3,269
Repayments on revolving term credit facility	—	(725)
Shares repurchased for income tax withholdings on share-based compensation	(12)	(18)
New borrowings	4,036	955
Note payments	(1,219)	(1,351)
Payments on capital lease obligations	(284)	(258)

Net cash provided by financing activities	5,486	1,872

Net increase in cash and cash equivalents	212	1,480
Effect of exchange rate change on cash	105	(282)
Cash and cash equivalents at the beginning of the year	662	287

Cash and cash equivalents at end of period	$979	$1,485

Supplemental Information

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and six month periods ended June 30th, 2011 and 2010 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income from continuing operations	1,029	213	1,471	520
Income tax	582	100	816	258
Interest expense	655	617	1,271	1,229
Foreign currency transaction losses (gain)	(33)	29	(48)	139
Other (income) expense	8	(10)	(17)	(154)
Depreciation & Amortization	801	783	1,604	1,563
Earnings before interest, taxes, depreciation and amortization (EBITDA)	3,042	1,732	5,097	3,555
EBITDA % to sales	8.2%	8.9%	7.4%	8.6%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended June 30, 2011, unless otherwise indicated.

Backlog

Backlog is defined as firm orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2011	December 31, 2010
Backlog	$50,688	$39,905
6/30/2011 increase v prior period	—	27.0%

Current Ratio is calculated by dividing current assets by current liabilities.

	June 30, 2011	December 31, 2010
Current Assets	$65,898	$54,703
Current Liabilities	$27,006	$23,011
Current Ratio	2.4	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	June 30, 2011	December 31, 2010
Current portion of long term debt	$4,568	$2,646
Current portion of capital lease obligations	603	564
Lines of credit	23,110	20,007
Notes payable—long term	7,058	6,119
Capital lease obligations	4,360	4,683
Debt	$39,699	$34,019

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	June 30, 2011	December 31, 2010
Trade receivables (net)	22,899	$19,557
Other receivables	1,516	1,440
Inventory (net)	38,003	30,694
Less: Accounts payable	17,348	14,928
Total Operating Working Capital	$45,070	$36,763
% of Trailing Three Month Annualized Net Sales	30.4%	31.1%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	June 30, 2011	December 31, 2010
Net sales	$37,066	$29,544
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$148,264	$118,176

Working capital is calculated as total current assets less total current liabilities.

	June 30, 2011	December 31, 2010
Total Current Assets	$65,898	$54,703
Less: Total Current Liabilities	27,006	23,011
Working Capital	$38,892	$31,692